EXHIBIT 10.1

EXHIBIT A-1
Greenlight Reinsurance, Ltd.
Amended Investment Guidelines with effect from July 24, 2013

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Quality Investments: At least 80% of the assets in the investment portfolio will be held in debt or equity securities (including swaps) of publicly-traded companies (or their subsidiaries) and governments of the Organization of Economic Co-operation and Development (the ''OECD”), high income countries, cash, cash equivalents and gold. No more than 10% of the assets in the investment portfolio will be held in private equity securities.

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Concentration of Investments: Other than cash, cash equivalents, United States government obligations and gold, no single investment in the investment portfolio will constitute more than 20% of the portfolio.

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Liquidity: Assets will be invested in such fashion that Greenlight Re has a reasonable expectation that it can meet any of its liabilities as they become due. Greenlight Re will review with the investment advisor the liquidity of the portfolio on a periodic basis.

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Monitoring: Greenlight Re will require the investment advisor to re-evaluate each position in the investment portfolio and to monitor changes in intrinsic value and trading value and provide monthly reports on the investment portfolio to Greenlight Re or as Greenlight Re may reasonably determine.

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Leverage: The investment portfolio may not employ greater than 15% indebtedness for borrowed money, including net margin balances, for extended time periods. The investment advisor may employ, in the normal course of business, up to 30% indebtedness for periods of less than 30 days.